Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Posts Highest TRISENOX®

Sales Revenues Since Product Launch

Second Quarter Sales Rise More Than 100% Over First Quarter Sales and 50% Over

Same Period in 2003

July 27, 2004 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) reported financial results for the second quarter ended June 30, 2004. Total revenues for the quarter were $8.3 million compared to $6.1 million in the second quarter of 2003. Net product sales for TRISENOX® (arsenic trioxide) were $7.9 million compared to $5.3 million for the same period in 2003.

CTI reported a net loss for the quarter of $37.5 million ($0.75 per share) compared to a net loss of $30.8 million ($0.93 per share) for the same period in 2003. The Company ended the quarter with approximately $90 million in cash, cash equivalents, securities available-for-sale, and interest receivable.

“We’re encouraged by the rebound in TRISENOX® sales, making this the best quarter since launch,” stated James A. Bianco, M.D., President and CEO of CTI. “We are also very excited about the completion of enrollment in our XYOTAX™ STELLAR lung cancer trials. Our STELLAR 3 data release has been pushed out to early 2005 due to longer patient survival estimates. As such, our efforts are now focused on pre-launch activities and being in position to submit a new drug application as soon as possible following positive trial results.”

Second Quarter Highlights

•	Initiated a phase I/II clinical trial of CT-2106 in combination with 5-FU/leucovorin in patients with metastatic colorectal cancer.

•	Issued patent by U.S. Patent and Trademark office for TRISENOX® extending marketing exclusivity from 2007 to 2018; launched TRISENOX® in Italy.

•	Completed enrollment in XYOTAX™ STELLAR 4 phase III clinical trial.

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Page 2 of 3	CTI 2Q04 Financials

•	Held investor meeting at American Society of Clinical Oncology (ASCO); announced extension of NDA timeline for XYOTAX™ STELLAR 3 as a result of an encouraging higher than historically predicted survival rate.

•	Presented results of TRISENOX®, XYOTAX™, pixantrone, and CT-2106 at the ASCO and European Hematology Association.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect CTI’s products and products under development, including TRISENOX®, XYOTAX™, and pixantrone. These risks include, but are not limited to, preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, the potential failure to meet TRISENOX® revenue goals, the potential failure of TRISENOX® to continue to be safe and effective for cancer patients, the potential failure of XYOTAX™ to prove safe and effective for non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX® and CTI’s products under development; and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K,and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Cell Therapeutics, Inc. (Europe) Karl Hanks T: 39 026 103 5807 F: 39 026 103 5601 E: karl.hanks@ctimilano.com

www.cticseattle.com

Cell Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Product sales	$7,942	$5,281	$11,800	$9,591
License, contract and other revenue	358	848	995	1,419

Total revenues	8,300	6,129	12,795	11,010

Operating expenses:
Cost of product sold	276	252	428	398
Research and development	23,773	22,024	52,680	42,652
Selling, general and administrative	19,802	12,809	39,868	25,817
Acquired in-process research and development	(404)	—	88,120	—
Amortization of purchased intangibles	569	333	1,147	667

Total operating expenses	44,016	35,418	182,243	69,534

Loss from operations	(35,716)	(29,289)	(169,448)	(58,524)
Other income (expense):
Investment and other income	364	451	880	1,105
Interest and other expense	(2,704)	(1,938)	(5,428)	(3,826)
Exchange gain	599	—	144	—

Net loss	(37,457)	(30,776)	(173,852)	(61,245)

Basic and diluted net loss per common share	$(0.75)	$(0.93)	$(3.50)	$(1.85)

Shares used in calculation of basic and diluted net loss per common share	49,651	33,168	49,604	33,141

	(amounts in thousands)
Balance Sheet Data:	June 30, 2004	December 31, 2003

Cash, cash equivalents, securities available- for-sale and interest receivable	$89,744	$92,838
Working capital	71,518	71,898
Total assets	161,945	146,090
Convertible debt	190,099	190,099
Accumulated deficit	(644,338)	(470,486)
Shareholders’ deficit	(65,314)	(82,542)